EXHIBIT 10.17

                       FIRST AMENDMENT
                           TO THE
                   INGERSOLL-RAND COMPANY
            SUPPLEMENTAL RETIREMENT ACCOUNT PLAN


     WHEREAS, Ingersoll-Rand Company, a New Jersey corporation, adopted the Ingersoll-Rand Company Supplemental
Retirement Account Plan (the "Supplemental Retirement
Account Plan") effective as of January 1, 1989; and

     WHEREAS, Ingersoll-Rand Company reserved the right at any time and from time to time to amend the Plan in accordance with 7.1 of the Supplemental Retirement Account
Plan; and

     WHEREAS, Ingersoll-Rand Company, acting on authority of its Board of Directors and shareholders, desires to amend the Supplemental Retirement Account Plan.

     NOW, THEREFORE, the Supplemental Retirement Account
Plan shall be amended in the following respects effective as of the date hereof or such other dates as noted below:

     1.   Sections 6.1 and 6.2 of the Supplemental
Retirement Account Plan are hereby amended and restated in their entirety as of the Effective Time to read as follows:

          "6.1 Contributions to Trust. In the event that the Board of Directors of Ingersoll-Rand Company is informed by the Board of Directors of Ingersoll-Rand Company Limited that a `change in control' of Ingersoll-Rand Company Limited has occurred, Ingersoll-Rand Company shall be obligated to establish a trust in accordance with the provisions of
Section 3 hereof and to contribute to the trust an amount equal to the balance of each Employee's Account.

          6.2 Amendments. Following a `change in control' of Ingersoll-Rand Company Limited, any amendment modifying or terminating this Supplemental Retirement Account Plan shall have no force or effect."

     2.   Section 6.3 of the Supplemental Retirement Account
Plan is hereby amended and restated in its entirety to read as follows:

          "6.3(a)   Definition of Change of Control.  For
purposes hereof, a `change of control' shall have the meaning designated: (i) in the Ingersoll-Rand Benefit Trust Agreement, dated as of September 1, 1988, as amended, between Ingersoll-Rand Company and The Bank of New York, as trustee, or (ii) in such other trust agreement that restates or supercedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company.

          Notwithstanding the foregoing paragraph or any other provision of the Supplemental Retirement Account Plan or the trust agreement to the contrary, none of the transactions contemplated by the Merger Agreement that are undertaken by (i) Ingersoll-Rand Company or its affiliates prior to or as of the Effective Time, or (ii) Ingersoll-Rand Company Limited or its affiliates on and after the Effective Time, shall trigger, constitute or be deemed a `change of control'. On and after the Effective Time, the term `change of control' shall refer solely to a `change of control' of Ingersoll-Rand Company Limited.

          (b) Change of Control Definitions. For purposes of this Section 6.3 of the Supplemental Retirement Account
Plan the terms below shall have the following meaning:

          `Effective Time' shall mean the Effective Time as such term is defined in the Merger Agreement."

          `Merger Agreement' shall mean that certain
Agreement and Plan of Merger among the Company, Ingersoll-
Rand Company Limited and IR Merger Corporation, dated as of
October 31, 2001, pursuant to which the Company will become an indirect wholly-owned subsidiary of Ingersoll-Rand
Company Limited."

     3. Except as specifically set forth herein, all other terms of the Plan shall remain in full force and effect and are hereby ratified in all respects.

     IN WITNESS WHEREOF, Ingersoll-Rand Company has had its duly authorized representative sign this Amendment on December 31, 2001.

                         INGERSOLL-RAND COMPANY


                         By:  /S/
                              Ronald G. Heller
                              Vice President and Secretary